Exhibit 99.1

Best Buy Announces Retirement of Board Chairman, Hatim Tyabji,
Names Hubert Joly as Chairman & CEO

MINNEAPOLIS, April 13, 2015 – Best Buy Co., Inc. (NYSE: BBY) announced today that Board Chairman Hatim Tyabji is retiring from the Board effective June 9, 2015. Tyabji has been a Board member since 1998 and chairman of the Best Buy Board of Directors since 2012.

Best Buy President and CEO, Hubert Joly, will succeed Tyabji and take on the additional role of Board chairman. Russell P. Fradin, President and CEO of SunGard and a Best Buy Board member since April 2013, will serve as Lead Independent Director.

“My association with Best Buy has been more rewarding than words can express,” Tyabji said. “I have had a front-row seat to one of the most exciting business growth stories in recent times and, more recently, have participated in what I believe will be considered a historic business transformation. It is this transformation, led by my colleague and friend, Hubert Joly that I count as one of the highlights of my long career. Hubert and I have developed a wonderful partnership, and I am delighted he will succeed me as Board chairman.”

Tyabji continued: “I want to thank my colleagues on the Board – past and present – and, just as importantly, the 125,000 men and women of this great company. To have played even a small role in Best Buy’s story has been a great honor; leaving this company is more difficult than I could have anticipated. But, the time was right. We have moved from turnaround to transformation. Hubert, the Board and the executive team are prepared to take this company into the future.”

“Hatim is an admirable leader who possesses a remarkable combination of wisdom, intellect, tenacity and heart,” Joly said. “His advice has been crucial as we worked to stabilize and grow Best Buy, and our resurgence is in no small measure the result of his dedication to this company. I am honored to succeed him as Board chair and thank my colleagues on the Board for the confidence they have placed in me. I will do all that I can to live up to this honor as we continue to build an exciting, successful Best Buy that delivers growth for all stakeholders.”

Fradin assumes the role of Lead Independent Director upon Joly’s appointment as Board chairman on June 9, 2015. The Board believes that Fradin, with his strong leadership background and demonstrated skill in working with Joly and the other Board members as chair of the Compensation Committee, is well-suited to represent the independent interests of stakeholders and, along with the other active and independent Board leaders, help Joly guide the Board through the next stage of the company’s transformation.

The company also announced the retirement of directors Sanjay Khosla and Allen U. Lenzmeier, effective June 9, 2015. Khosla joined the Board in 2008 and brought key insights to the company’s global strategy. Lenzmeier, a distinguished long-time executive in the company, rejoined the Board in 2013. With the addition of four new Board members in the past two years, both Khosla and Lenzmeier felt this was an appropriate time.

“On behalf of the Board, let me thank Sanjay and Al for their service and unwavering commitment to Best Buy and our customers, shareholders and employees,” Tyabji said. “I am grateful for their service and wish them only the very best.”

Media Contact:
Amy von Walter, 612-437-5956
Public Relations
Amy.vonwalter@bestbuy.com

Best Buy Co., Inc.
Investor Contact:
Mollie O’Brien, 612-291-7735
Investor Relations
Mollie.obrien@bestbuy.com